EXHIBIT 3.3

AMENDMENT TO BYLAWS

OF

GEOMET RESOURCES, INC.

Effective as of March 30, 2005, the Bylaws of GeoMet Resources, Inc., a Delaware corporation (the “Corporation”), are amended in the following respect:

1. Section 2 (“Interested Directors and Officers; Quorum”) of Article VII in the Bylaws of the Corporation is hereby deleted in all respects and replaced with the following:

“Section 2. [Intentionally Omitted].”

The undersigned Secretary of the Corporation hereby certifies that the foregoing amendment to the Corporation’s Bylaws were duly adopted by the Board of Directors of the Corporation on March 30, 2005, effective as of such date.

GEOMET RESOURCES, INC.

By:

, Secretary